Exhibit 5.1

October 17, 2012

The Howard Hughes Corporation
One Galleria Tower
13355 Noel Road, 22nd Floor
Dallas, TX 75240

     Re:     Registration on Form S-3 of 20,205,937 Shares of Common Stock

Ladies and Gentlemen:

I, in my capacity as General Counsel of The Howard Hughes Corporation, a Delaware corporation (the “Company”), have acted as counsel for the Company in connection with the preparation and filing of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the sale by the parties listed as selling stockholders (the “Selling Stockholders”) of: (i) an aggregate of up to 20,205,937 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Shares”); and (ii) 8,000,000 warrants to acquire common stock of the Company (the “Warrants”, and together with the Shares, the “Securities”).  The Securities were issued and delivered to the Selling Stockholders pursuant to: (i) a plan of reorganization filed by General Growth Properties, Inc. (“GGP”), the Company’s former parent, and certain of its subsidiaries under Chapter 11 of Title 11 of the United States Code, as may be amended, modified or supplemented from time to time, and related investment agreements between GGP and certain Selling Stockholders (together the “Plan”) and (ii) warrant purchase agreements among the Company and the Selling Stockholders.

In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion.  Based on the foregoing, and subject to further limitations, qualification and assumptions set forth herein, I am of the opinion that:

1.               the Securities constituting shares of Common Stock that were issued in accordance with the Plan are validly issued, fully paid and non-assessable;

2.               the Securities constituting shares of Common Stock issuable upon the exercise of the Warrants, and payment of the applicable exercise price, will be validly issued, fully paid and non-assessable; and

3.               the Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect.  I express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction.  In addition, I have assumed that the resolutions authorizing the Company to issue the Shares upon exercise of the Warrants will be in full force and effect at all times at which such Shares are issued, and the Company will take no action inconsistent with such resolutions.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Shares to be issued or delivered and sold.  In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act of the rules and regulation of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Peter F. Riley